SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                               MASIMO CORPORATION
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001
                         (Title of Class of Securities)

                                    574795100
                                 (CUSIP Number)

                                 January 7, 2008
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

-----------

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 574795100                                                 PAGE 2 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Partners
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  116,501
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  116,501
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  116,501
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                 PAGE 3 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  222,045
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  222,045
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  222,045
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                 PAGE 4 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      M.H. Davidson & Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  12,117
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  12,117
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  12,117
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                 PAGE 5 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  365,580
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  365,580
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  365,580
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.7%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                 PAGE 6 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Serena Limited
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  6,535
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  6,535
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  6,535
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                 PAGE 7 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare Fund LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  805,583
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  805,583
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  805,583
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  1.5%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                 PAGE 8 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Healthcare International Ltd.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  1,216,278
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  1,216,278
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  1,216,278
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  2.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                 PAGE 9 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      MHD Management Co.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  116,501
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  116,501
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  116,501
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 10 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  222,045
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  222,045
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  222,045
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.4%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IA
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 11 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  372,115
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  372,115
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  372,115
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  0.7%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 12 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Group LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  805,583
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  805,583
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  805,583
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  1.5%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 13 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Mangement Partners LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  1,216,278
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  1,216,278
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  1,216,278
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  2.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 14 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  1,216,278
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  1,216,278
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  1,216,278
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  2.2%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 15 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 16 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Marvin H. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 17 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen M. Dowicz
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 18 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Scott E. Davidson
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 19 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Michael J. Leffell
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 20 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Timothy I. Levart
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 21 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United Sates
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 22 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Eric P. Epstein
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 23 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 24 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Avram Z. Friedman
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 25 OF 43


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Conor Bastable
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                       United States
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                  0
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  2,744,639
OWNED BY          ------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                  0
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  2,744,639
------------------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                  2,744,639
------------------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                  5.0%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 574795100                                                PAGE 26 OF 43


------------------------------------------------------------------------------


ITEM 1(a).  NAME OF ISSUER:

            Masimo Corporation. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            40 Parker
            Irvine, California 92618

ITEM 2(a).  NAME OF PERSON FILING:

      This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

            (i)     Davidson Kempner Partners, a New York limited partnership
                    ("DKP");

            (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

            (iii)   M. H. Davidson & Co., a New York limited partnership ("CO");

            (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

            (v)     Serena Limited, a Cayman Islands corporation ("Serena");

            (vi) Davidson Kempner Healthcare Fund LP, a Delaware limited partnership ("DKHF");

            (vii) Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation ("DKHI");

            (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

            (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

            (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA");

            (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKHF ("DKG");

            (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKHI ("DKMP");

Schedule 13G
CUSIP No. 574795100                                                PAGE 27 OF 43


            (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

            (xiv)   Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen
                    M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).  CITIZENSHIP:

            (i)     DKP - a New York limited partnership

            (ii)    DKIP - a Delaware limited partnership

            (iii)   CO - a New York limited partnership

            (iv)    DKIL - a British Virgin Islands corporation

            (v)     Serena - a Cayman Islands corporation

            (vi)    DKHF - a Delaware limited partnership

            (vii)   DKHI - a Cayman Islands corporation

            (viii)  MHD - a New York limited partnership

            (ix)    DKAI - a New York corporation

            (x)     DKIA - a Delaware limited liability company

            (xi)    DKG - a Delaware limited liability company

            (xii)   DKMP - a Delaware limited partnership

Schedule 13G
CUSIP No. 574795100                                                PAGE 28 OF 43


            (xiii)  DKS - a Delaware limited liability company

            (xiv)   Thomas L. Kempner, Jr. - United States

            (xv)    Marvin H. Davidson - United States

            (xvi)   Stephen M. Dowicz - United States

            (xvii)  Scott E. Davidson -United States

            (xviii) Michael J. Leffell - United States

            (xix)   Timothy I. Levart - United Kingdom & United States

            (xx)    Robert J. Brivio, Jr. - United States

            (xxi)   Eric P. Epstein - United States

            (xxii)  Anthony A. Yoseloff - United States

            (xxiii) Avram Z. Friedman - United States

             (xxiv) Conor Bastable - United States


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

      COMMON STOCK, PAR VALUE $0.001

ITEM 2(e).  CUSIP NUMBER:

      574795100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act;

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940;

            (e) [ ] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940: see Rule
                    13d-1(b)(1)(ii)(E);

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

Schedule 13G
CUSIP No. 574795100                                                PAGE 29 OF 43


            (g) [ ] Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G);

            (h) [ ] Savings Associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

            (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

      The Principals may be deemed to beneficially own an aggregate 2,744,639 shares as a result of their voting and dispositive power over the 2,744,639 shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKHF and DKHI.

      DKIA may be deemed to beneficially own the 365,580 shares beneficially owned by DKIL and the 6,535 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 222,045 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 116,501 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 805,583 shares beneficially owned by DKHF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 1,216,278 shares beneficially owned by DKHI as a result of their voting and dispositive power over those shares.

      A. DKP

         (a) Amount beneficially owned: 116,501

         (b) Percent of class: 0.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 116,501

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 116,501

      B. DKIP

         (a) Amount beneficially owned: 222,045

         (b) Percent of class: 0.4%

         (c) Number of shares as to which such person has:

Schedule 13G
CUSIP No. 574795100                                                PAGE 30 OF 43


            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 222,045

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 222,045

      C. CO

         (a) Amount beneficially owned: 12,117

         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 12,117

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 12,117

      D. DKIL

         (a) Amount beneficially owned: 365,580

         (b) Percent of class: 0.7%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 365,580

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 365,580

      E.  Serena

         (a) Amount beneficially owned: 6,535

         (b) Percent of class: 0.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 6,535

Schedule 13G
CUSIP No. 574795100                                                PAGE 31 OF 43


            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 6,535

      F. DKHF

         (a) Amount beneficially owned: 805,583

         (b) Percent of class: 1.5%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 805,583

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 805,583

      G. DKHI

         (a) Amount beneficially owned: 1,216,278

         (b) Percent of class: 2.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,216,278

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,216,278

      H. MHD

         (a) Amount beneficially owned: 116,501

         (b) Percent of class: 0.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 116,501

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 116,501

Schedule 13G
CUSIP No. 574795100                                                PAGE 32 OF 43


      I. DKAI

         (a) Amount beneficially owned: 222,045

         (b) Percent of class: 0.4%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 222,045

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 222,045

      J. DKIA

         (a) Amount beneficially owned: 372,115

         (b) Percent of class: 0.7%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 372,115

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 372,115

      K. DKG

         (a) Amount beneficially owned: 805,583

         (b) Percent of class: 1.5%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 805,583

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition: 805,583

Schedule 13G
CUSIP No. 574795100                                                PAGE 33 OF 43


      L. DKMP

         (a) Amount beneficially owned: 1,216,278

         (b) Percent of class: 2.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,216,278

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,216,278

      M. DKS

         (a) Amount beneficially owned: 1,216,278

         (b) Percent of class: 2.2%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 1,216,278

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  1,216,278

      N. Thomas L. Kempner, Jr.

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

Schedule 13G
CUSIP No. 574795100                                                PAGE 34 OF 43


      O. Marvin H. Davidson

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

      P. Stephen M. Dowicz

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

      Q. Scott E. Davidson

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

Schedule 13G
CUSIP No. 574795100                                                PAGE 35 OF 43


      R. Michael J. Leffell

         (a) Amount beneficially owned. 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

      S. Timothy I. Levart

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

      T. Robert J. Brivio, Jr.

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

Schedule 13G
CUSIP No. 574795100                                                PAGE 36 OF 43

      U. Eric P. Epstein

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

      V. Anthony A. Yoseloff

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

      W. Avram Z. Friedman

         (a) Amount beneficially owned: 2,744,639

         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

      Y. Conor Bastable

         (a) Amount beneficially owned: 2,744,639

Schedule 13G
CUSIP No. 574795100                                                PAGE 37 OF 43


         (b) Percent of class: 5.0%

         (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 2,744,639

            (iii) sole power to dispose or to direct the disposition: 0

            (iv)  shared power to dispose or to direct the disposition:
                  2,744,639

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

      Each of the Reporting Persons hereby makes the following certification:

      By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 574795100                                                PAGE 38 OF 43
10586190.2



                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 16, 2008                DAVIDSON KEMPNER PARTNERS
                                        By: MHD Management Co.,
                                        its General Partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INSTITUTIONAL
                                        PARTNERS, L.P.
                                        By: Davidson Kempner Advisers Inc.,
                                        its General Partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        M.H. DAVIDSON & CO.

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                        By: Davidson Kempner International
                                            Advisors, L.L.C.,
                                            its Investment Manager

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        SERENA LIMITED
                                        By: Davidson Kempner International
                                            Advisors, L.L.C.,
                                            its Investment Manager

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G
CUSIP No. 574795100                                                PAGE 39 OF 43



                                        DAVIDSON KEMPNER HEALTHCARE FUND LP
                                        By:  DK Group LLC,
                                             its General Partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER HEALTHCARE
                                        INTERNATIONAL LTD.
                                        By:  DK Management Partners LP,
                                        its Investment Manager
                                        By:  DK Stillwater GP LLC, its general
                                        partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        MHD MANAGEMENT CO.

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER ADVISERS INC.

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        DAVIDSON KEMPNER INTERNATIONAL
                                        ADVISORS, L.L.C.

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK GROUP LLC

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G
CUSIP No. 574795100                                                PAGE 40 OF 43


                                        DK MANAGEMENT PARTNERS LP
                                        By:  DK Stillwater GP LLC, its general
                                             partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK STILLWATER GP LLC

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Thomas L. Kempner, Jr.

                                        /S/ MARVIN H. DAVIDSON
                                        --------------------------
                                        Marvin H. Davidson

                                        /S/ STEPHEN M. DOWICZ
                                        --------------------------
                                        Stephen M. Dowicz

                                        /S/ SCOTT E. DAVIDSON
                                        --------------------------
                                        Scott E. Davidson

                                        /S/ MICHAEL J. LEFFELL
                                        --------------------------
                                        Michael J. Leffell

                                        /S/ TIMOTHY I. LEVART
                                        --------------------------
                                        Timothy I. Levart

                                        /S/ ROBERT J. BRIVIO, JR.
                                        -------------------------
                                        Robert J. Brivio, Jr.

                                        /S/ ERIC P. EPSTEIN
                                        --------------------------
                                        Eric P. Epstein

                                        /S/ ANTHONY A. YOSELOFF
                                        --------------------------
                                        Anthony A. Yoseloff

                                        /S/ AVRAM Z. FRIEDMAN
                                        --------------------------
                                        Avram Z. Friedman

                                        /S/ CONOR BASTABLE
                                        --------------------------
                                        Conor Bastable

Schedule 13G
CUSIP No. 574795100                                                PAGE 41 OF 43


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

      The  undersigned  acknowledge  and agree that the  foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  January 16, 2008                DAVIDSON KEMPNER PARTNERS
                                        By: MHD Management Co.,
                                        its General Partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INSTITUTIONAL
                                        PARTNERS, L.P.
                                        By: Davidson Kempner Advisers Inc.,
                                        its General Partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        M.H. DAVIDSON & CO.

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G
CUSIP No. 574795100                                                PAGE 42 OF 43


                                        SERENA LIMITED
                                        By: Davidson Kempner International
                                        Advisors, L.L.C.,
                                        its Investment Manager

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER HEALTHCARE FUND LP
                                        By:  DK Group LLC,
                                        its General Partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DAVIDSON KEMPNER HEALTHCARE
                                        INTERNATIONAL LTD.
                                        By:  DK Management Partners LP,
                                        its Investment Manager
                                        By:  DK Stillwater GP LLC, its general
                                        partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        MHD MANAGEMENT CO.

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Managing Partner

                                        DAVIDSON KEMPNER ADVISERS INC.

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: President

                                        DAVIDSON KEMPNER INTERNATIONAL
                                        ADVISORS, L.L.C.

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

Schedule 13G
CUSIP No. 574795100                                                PAGE 43 OF 43


                                        DK GROUP LLC

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK MANAGEMENT PARTNERS LP
                                        By:  DK Stillwater GP LLC, its general
                                             partner

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        DK STILLWATER GP LLC

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Name:  Thomas L. Kempner, Jr.
                                        Title: Executive Managing Member

                                        /S/ THOMAS L. KEMPNER, JR.
                                        --------------------------
                                        Thomas L. Kempner, Jr.

                                        /S/ MARVIN H. DAVIDSON
                                        --------------------------
                                        Marvin H. Davidson

                                        /S/ STEPHEN M. DOWICZ
                                        --------------------------
                                        Stephen M. Dowicz

                                        /S/ SCOTT E. DAVIDSON
                                        --------------------------
                                        Scott E. Davidson

                                        /S/ MICHAEL J. LEFFELL
                                        --------------------------
                                        Michael J. Leffell

                                        /S/ TIMOTHY I. LEVART
                                        --------------------------
                                        Timothy I. Levart

                                        /S/ ROBERT J. BRIVIO, JR.
                                        -------------------------
                                        Robert J. Brivio, Jr.

                                        /S/ ERIC P. EPSTEIN
                                        --------------------------
                                        Eric P. Epstein

                                        /S/ ANTHONY A. YOSELOFF
                                        --------------------------
                                        Anthony A. Yoseloff

                                        /S/ AVRAM Z. FRIEDMAN
                                        --------------------------
                                        Avram Z. Friedman

                                        /S/ CONOR BASTABLE
                                        --------------------------
                                        Conor Bastable